Exhibit 99.1

Questcor Reports Third Quarter 2010 Results

-Third Quarter Net Income $0.18 per share on Record Net Sales of $31.3 Million-

-Paid Acthar Prescriptions for MS up 129% Compared to Third Quarter 2009-

-Launch of New IS Indication Underway Following October 15th FDA Approval-

-Initial Data for Acthar as Treatment for Nephrotic Syndrome to be Presented at ASN on November 20-

-Acthar Sales Force Expansion from 38 to 77 Reps Completed-

-Conference call today at 4:30 p.m. ET-

ANAHEIM, CA – October 28, 2010 — Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) today reported financial results for the quarter ended September 30, 2010. Net sales totaled $31.3 million and net income was $11.5 million or $0.18 per diluted common share for the quarter ended September 30, 2010. The Company’s financial performance was driven primarily by an increase in net sales for Acthar in the treatment of acute exacerbations of multiple sclerosis (MS). Acthar net sales for the treatment of infantile spasms (IS) continued to be within its historic range.

In the third quarter of 2009, the Company reported net income of $1.2 million or $0.02 per diluted common share on net sales of $13.9 million. Questcor’s financial results in the third quarter of 2009 were negatively affected by the combination of a lower number of prescriptions for the treatment of IS, unusually high amounts of Medicaid rebates related to Acthar usage in previous quarters, and rebate reserves related to usage by the Tricare pharmacy network.

In the second quarter of 2010, the Company reported net income of $9.3 million or $0.14 per diluted common share on net sales of $28.3 million.

“The third quarter of 2010 results reflect the continued execution of our straightforward growth strategy for Acthar,” said Don M. Bailey, President and CEO of Questcor. “We continue to have success in educating neurologists about the benefits of Acthar for patients afflicted with acute exacerbations of MS who have medical issues with steroids, the first-line treatment for this condition.

“With the recent approval from the FDA to market Acthar for the treatment of infantile spasms, we have initiated our commercial efforts in this therapeutic area,” continued Mr. Bailey. “Importantly, the approval of Acthar as a treatment for IS also resulted in an updated and modernized label that allows for Acthar to be used in the treatment of 19 diseases and disorders. In addition to the treatment of IS and MS, the label includes two indications for nephrotic syndrome (NS). We believe that the NS market represents a significant opportunity for Questcor.”

Net sales for the nine months ended September 30, 2010 totaled $85.8 million, compared to $62.4 million for the same period of 2009. Net income for the nine months ended September 30, 2010 was $28.7 million, or $0.45 per diluted common share, compared to $18.2 million, or $0.27 per diluted common share, for the first nine months of 2009.

Acthar Sales for MS, IS and NS

During the third quarter of 2010, Questcor shipped 1,890 vials of Acthar compared to 1,354 vials in the third quarter of 2009. Because Acthar prescriptions are filled at specialty pharmacies, the Company does not receive complete information regarding either the number of prescriptions or the number of vials by therapeutic area for all of the patients being treated with Acthar. However, Questcor is able to monitor trends in payer mix and areas of therapeutic use for new Acthar prescriptions based on data it receives from its reimbursement support center. Questcor estimates that over 90% of new Acthar prescriptions are processed by this support center, but believes that very few refill prescriptions are processed there.

In order to help investors better understand historical trends in sales of Acthar for each of its three key therapeutic uses, acute exacerbations of multiple sclerosis (MS), infantile spasms (IS), and nephrotic syndrome (NS), Questcor has grouped new prescriptions processed by its reimbursement center into two groups — “Paid” and “Fully Rebated.” “Paid” prescriptions include those prescriptions for which Questcor retains the full selling price for Acthar, as well as a relatively small number of Tricare prescriptions that receive a 24% rebate. “Fully Rebated” prescriptions are those for which Questcor can identify that it has recorded a rebate liability approximately equal to or greater than the price charged to its distributor. From time to time during the past two years, the rebate liability for some government insurance programs has shifted between these two categories. Therefore, the prescriptions that fall into the “Paid” and “Fully Rebated” categories have also shifted over time as follows:

“Paid” prescriptions (Rxs) include all prescriptions in the following payer categories:

•	Commercial—For all time periods.

•	Tricare—For 2008 and 2010 (but not 2009).

•	Medicaid Managed Care—For all time periods through March 22, 2010 (see Note 1 below the tables).

“Fully Rebated” prescriptions (Rxs) include:

•	Those reimbursed by fee-for-service Medicaid insurance and other state programs eligible for full rebates as Medicaid Waivers Programs for all time periods.

•	Tricare—For 2009.

•	Medicaid Managed Care—For all time periods beginning March 23, 2010 (see Note 1 below the tables).

The following tables show, for each of the three key Acthar therapeutic uses, the number of new prescriptions shipped grouped into “Paid” and “Fully Rebated”:

Multiple Sclerosis (and related conditions) New Rxs

	Paid	Fully Rebated
2008
Q1-08	24	5
Q2-08	35	1
Q3-08	51	5
Q4-08	69	4
Total 2008	179	15
2009
Q1-09	78	8
Q2-09	124	17
Q3-09	141	20
Q4-09	213	15
Total 2009	556	60
2010
Q1-10	231	12
Q2-10	304	24
Q3-10	323	19

Infantile Spasms (and related conditions) New Rxs

	Paid	Fully Rebated
2008
Q1-08	96	37
Q2-08	117	47
Q3-08	116	67
Q4-08	106	58
Total 2008	435	209
2009
Q1-09	104	75
Q2-09	91	68
Q3-09	60	58
Q4-09	94	45
Total 2009	349	246
2010
Q1-10	89	48
Q2-10	95	66
Q3-10	92	78

Nephrotic Syndrome (and related conditions) New Rxs

	Paid	Fully Rebated
2009
Q1-09	1	0
Q2-09	3	1
Q3-09	2	0
Q4-09	14	3
Total 2009	20	4
2010
Q1-10	11	0
Q2-10	4	1
Q3-10	8	0

Notes: (1) Because the March 2010 health care legislation made Medicaid Managed Care prescriptions rebate eligible effective 3/23/10, a rebate liability for the prescriptions estimated to be filled on or after 3/23/10 has been accrued. During Q1-10, Q2-10 and Q3-10, the Company did not have the ability to accurately identify every Medicaid Managed Care prescription so it is possible that some prescriptions identified as “Paid” in Q1-10, Q2-10 and Q3-10 may subsequently be reclassified as “Fully Rebated.” Questcor is enhancing and refining its processes for identifying Medicaid Managed Care prescriptions.

(2) Historical trend information is not necessarily indicative of future results.

(3) “Related Conditions” includes diagnoses that are either alternative descriptions of the condition or are closely related to the medical condition which is the focus of the table. For example, a prescription for “Demyelinating disease of the central nervous system” would be included as an MS related condition for purpose of this table. About 5% of the prescriptions in the tables are for a related condition.

(4) Questcor uses business rules to determine whether a prescription should be classified as new for inclusion in this table. From time to time the Company may modify these rules which could cause some changes to the historic numbers in the table above.

“Acthar prescription activity and net sales for MS continued upward in the third quarter,” commented Steve Cartt, Executive Vice President and Chief Business Officer. “Importantly, we have completed our Acthar sales force expansion to 77 sales representatives and expect this expansion to drive further MS sales gains in 2011.”

“In addition to greatly expanding our selling activity in the MS market, we will also focus some promotional effort on the new IS indication, which was approved by the FDA on October 15th. While Acthar has been the standard of care in treating IS for many years, we believe that our commercial launch of the new IS indication will ultimately result in modest IS prescription growth for Questcor and better outcomes for children with IS,” added Mr. Cartt.

“With respect to NS, new data on Acthar is scheduled to be presented on November 20 at the American Society of Nephrology annual meeting. The data presented will be the first assessments of Acthar treatment in nephrotic syndrome and in diabetic nephropathy, for which there are very few therapeutic options. Because nephrotic syndrome remains on the recently modernized Acthar label, we have decided to expand our selling effort in NS. To do this without distracting our main sales force from its critically important MS and IS selling activities, we have begun to hire a handful of sales representatives who will market Acthar exclusively to nephrologists. What we learn from this dedicated NS selling effort will help us finalize our commercial strategies and selling plans for this potential Acthar market,” concluded Mr. Cartt.

Sales Reserves—Medicaid, Tricare and VA Adjustments

As required by federal regulations, the Company provides rebates to state Medicaid programs for Acthar dispensed to Medicaid patients covered under Medicaid rebate-eligible insurance plans.

The Company believes, based on an extensive state-by-state analysis of Medicaid rebate bills and prescription activity, that its sales reserve of $17.2 million as of June 30, 2010 for periods up through that date has proven to be adequate.

As of September 30, 2010, the Company had a liability for sales-related reserves of $22.1 million. During the third quarter of 2010, the Company provided $12.3 million for its sales reserve provision for rebates owed to government-sponsored insurance plans. This quarter-over-quarter increase is primarily due to the increased volume of sales in the third quarter and an increase in the number of Medicaid rebate-eligible patients, including Medicaid managed care patients.

Cash and Share Repurchase Program

As of October 25, 2010, Questcor’s cash, cash equivalents and short-term investments totaled $114 million.

During the third quarter, the Company did not repurchase any shares under its share repurchase program. As of September 30, 2010, Questcor had 62.2 million shares of common stock outstanding, with 5.1 million shares remaining under its common stock repurchase program.

Conference Call Details

The Company will host a conference call today, October 28, 2010 at 4:30 p.m. ET/1:30 p.m. PT, to discuss third quarter 2010 results. Don Bailey, President and Chief Executive Officer; Steve Cartt, Executive Vice President and Chief Business Officer; Dr. David Young, Chief Scientific Officer; and Dave Medeiros, Senior Vice President, Pharmaceutical Operations will host the call.

To participate in the live call by telephone, please dial 877-941-7133 for domestic participants and 480-629-9821 for international participants. Participants are asked to call the above numbers 5-10 minutes prior to the starting time. The call will also be webcast live at www.questcor.com. An audio replay of the call will be available for 7 days following the call. This replay can be accessed by dialing 800-406-7325 for domestic callers and 303-590-3030 for international callers, both using passcode 4378038#. An archived webcast will also be available at www.questcor.com.

About Questcor

Questcor Pharmaceuticals, Inc. is a biopharmaceutical company whose products help patients with serious, difficult-to-treat medical conditions. Questcor’s primary product is H.P. Acthar® Gel (repository corticotropin injection), an injectable drug that is approved by the FDA for the treatment of 19 indications. Of these 19 indications, Questcor currently generates substantially all of its net sales from two indications: the treatment of acute exacerbations of multiple sclerosis in adults and the treatment of infantile spasms in children under two years of age. Questcor is also implementing plans to commercialize Acthar for use in treating nephrotic syndrome, another on-label indication. Specifically with respect to nephrotic syndrome, the FDA has approved Acthar to “induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythematosus.” Questcor also markets Doral(R) (quazepam), which is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. For more information, please visit www.questcor.com.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “believes,” “continue,” “could,” “estimates,” “expects,” “may,” “plans,” “will” or “should” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:

•	Questcor’s ability to continue to successfully implement its Acthar-centric business strategy, including its expansion in the MS marketplace and other therapeutic areas;

•	FDA approval of and the market introduction of competitive products;

•	Questcor’s ability to operate within an industry that is highly regulated at both the Federal and state level;

•	Regulatory changes or other policy actions by governmental authorities and other third parties as recently adopted U.S. healthcare reform legislation is implemented;

•	The complex nature of Questcor’s manufacturing process and the potential for supply disruptions or other business disruptions;

•	Questcor’s ability to receive high reimbursement levels from third party payers;

•	Questcor’s ability to estimate reserves required for Acthar used by government entities and Medicaid-eligible patients;

•	The inventories carried by Questcor’s distributor—Curascript Specialty Distributor, as well as inventories carried by specialty pharmacies and hospitals;

•	Research and development risks, including risks associated with Questcor’s preliminary work in the area of nephrotic syndrome;

•	The lack of patent protection for Acthar;

•	Volatility in Questcor’s monthly and quarterly Acthar shipments and end-user demand;

•	Questcor’s ability to attract and retain key management personnel and sales representatives;

•	The impact to Questcor’s business caused by economic conditions; and

•

Other risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2009, its quarterly report on Form 10-Q for the quarter ended June 30, 2010 and other documents filed with the Securities and Exchange Commission.

The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For more information, please visit www.questcor.com or www.acthar.com.

CONTACT INFORMATION:

Questcor Pharmaceuticals, Inc.

Don Bailey

510-400-0776

dbailey@Questcor.com

EVC Group
Investors	Media
Gregory Gin/Doug Sherk	Janine McCargo
415-896-6820	646-688-0425

Questcor Pharmaceuticals, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net sales	$31,274	$13,851	$85,834	$62,415
Cost of sales (exclusive of amortization of purchased technology)	2,292	2,006	6,290	5,119

Gross profit	28,982	11,845	79,544	57,296
Gross margin	93%	86%	93%	92%
Operating expenses:
Selling, general and administrative	9,895	7,676	28,242	22,109
Research and development	2,178	2,215	7,868	6,991
Depreciation and amortization	137	123	392	359

Total operating expenses	12,210	10,014	36,502	29,459

Income from operations	16,772	1,831	43,042	27,837
Other income:
Interest and other income, net	171	120	386	585
Gain on sale of product rights	—	—	—	225

Total other income	171	120	386	810

Income before income taxes	16,943	1,951	43,428	28,647
Income tax expense	5,423	728	14,774	10,439

Net income	$11,520	$1,223	$28,654	$18,208

Net income per share:
Basic	$0.19	$0.02	$0.46	$0.28

Diluted	$0.18	$0.02	$0.45	$0.27

Shares used in computing net income per share:
Basic	62,105	64,009	62,019	64,570

Diluted	64,815	65,993	64,292	66,753

Questcor Pharmaceuticals, Inc.

Consolidated Balance Sheets

(In thousands, except share amounts)

	September 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$45,622	$45,829
Short-term investments	65,776	29,878

Total cash, cash equivalents and short-term investments	111,398	75,707
Accounts receivable, net of allowance for doubtful accounts of $77 at September 30, 2010 and December 31, 2009	13,925	14,833
Inventories, net	3,250	3,378
Prepaid expenses and other current assets	2,114	1,162
Deferred tax assets	8,083	8,180

Total current assets	138,770	103,260
Property and equipment, net	585	407
Purchased technology, net	3,149	3,372
Goodwill	299	299
Deposits and other assets	710	710
Deferred tax assets	3,392	3,392

Total assets	$146,905	$111,440

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,363	$12,921
Accrued compensation	3,029	2,140
Sales-related reserves	22,102	14,922
Income taxes payable	—	477
Other accrued liabilities	1,839	1,751

Total current liabilities	35,333	32,211
Lease termination and deferred rent and other non-current liabilities	597	1,226

Total liabilities	35,930	33,437

Shareholders’ equity:
Preferred stock, no par value, 7,500,000 shares authorized; none outstanding	—	—
Common stock, no par value, 105,000,000 shares authorized; 62,169,516 and 61,726,609 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	72,025	67,793
Retained earnings	38,878	10,224
Accumulated other comprehensive income (loss)	72	(14)

Total shareholders’ equity	110,975	78,003

Total liabilities and shareholders’ equity	$146,905	$111,440

Questcor Pharmaceuticals, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Nine Months Ended September 30,
	2010	2009
OPERATING ACTIVITIES
Net income	$28,654	$18,208
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation expense	2,795	2,394
Deferred income taxes	46	587
Amortization of investments	516	81
Depreciation and amortization	392	359
Gain on sale of product rights	—	(225)
Income tax benefit realized from share-based compensation plans	352	573
Excess tax benefit from share-based compensation plans	(348)	(572)
Changes in operating assets and liabilities:
Accounts receivable	908	(180)
Inventories	128	(975)
Prepaid income taxes	—	(1,940)
Prepaid expenses and other current assets	(953)	(139)
Accounts payable	(4,557)	8,393
Accrued compensation	888	(88)
Sales-related reserves	7,180	2,140
Income taxes payable	(477)	—
Other accrued liabilities	88	(557)
Other non-current liabilities	(628)	(222)

Net cash flows provided by operating activities	34,984	27,837

INVESTING ACTIVITIES
Purchase of property and equipment	(347)	(100)
Purchase of short-term investments	(89,992)	(50,300)
Proceeds from maturities of short-term investments	53,715	55,135
Net proceeds from sale of product rights	—	225

Net cash flows (used in) provided by investing activities	(36,624)	4,960

FINANCING ACTIVITIES
Issuance of common stock, net	1,085	859
Repurchase of common stock	—	(11,189)
Excess tax benefit from share-based compensation plans	348	572

Net cash flows provided by (used in) financing activities	1,433	(9,758)

(Decrease) increase in cash and cash equivalents	(207)	23,039
Cash and cash equivalents at beginning of period	45,829	13,282

Cash and cash equivalents at end of period	$45,622	$36,321